UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           Edison Brothers Stores Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    280875303
--------------------------------------------------------------------------------
                                 (CUSIP Number)
--------------------------------------------------------------------------------
                                February 17,1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]Rule 13d-1(b)
[ ]Rule 13d-1(c)
[ ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1  of 6 pages

                                  SCHEDULE 13G

----------------------------------     ----------------------------------------
CUSIP No. 280875303                         Page 2          of     6     Pages
          -----------                         ---- --        --------
----------------------------------     ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Swiss Bank Corporation
TIN: 13-5424347
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


          Switzerland
------------------------------------------------------------------------------
                             5         SOLE VOTING POWER

        NUMBER OF                              790,075
          SHARES           ----------------------------------------------------
       BENEFICIALLY          6         SHARED VOTING POWER
         OWNED BY
           EACH                                728,259
        REPORTING          ---------------------------------------------------
       PERSON WITH           7         SOLE DISPOSITIVE POWER

                                               790,075
                           ----------------------------------------------------
                             8         SHARED DISPOSITIVE POWER

                                               728,259
------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          1,518,334
-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       |_|


-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          16.3%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          HC CO
-------------------------------------------------------------------------------

                               Page 2   of  6  Pages

                                  SCHEDULE 13G

----------------------------------     ----------------------------------------
CUSIP No. 280875303                         Page 3          of     6    Pages
          -----------                         ---- --        --------
----------------------------------     ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

SBC Restructuring and Recovery Ltd.

-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


          Cayman Islands
------------------------------------------------------------------------------
                             5         SOLE VOTING POWER

        NUMBER OF                              0
          SHARES           ----------------------------------------------------
       BENEFICIALLY          6         SHARED VOTING POWER
         OWNED BY
           EACH                                728,259
        REPORTING          ---------------------------------------------------
       PERSON WITH           7         SOLE DISPOSITIVE POWER

                                               0
                           ----------------------------------------------------
                             8         SHARED DISPOSITIVE POWER

                                               728,259
------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          728,259
-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       |_|


-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.82%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          PN
-------------------------------------------------------------------------------

                               Page 3   of  6  Pages

                                                               Page 4 of 6 Pages

     This Amendment No. 1 amends the Statement on Schedule 13G with respect to the common stock (the "Common Stock") of Edison Brothers Stores Inc., previously filed on March 13, 1998, by the Reporting Persons named therein (the "Schedule 13G"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Schedule 13G.

Item 4. Ownership:

(c) SBC has sole power to vote and dispose of the 790,075 shares owned by its London branch. SBC, through its New York branch, has sole power to vote and dispose of the 728,259 shares owned by SBCRR.

Item 10. Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                               Page 5 of 6 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

                              SWISS BANK CORPORATION


                              By:  /s/ Bernd E. Kallmeyer
                                   ----------------------------------
                                   Name:  Bernd E. Kallmeyer
                                   Title: Attorney-In-Fact


                              By:  /s/ Lauren C. Alter
                                   ----------------------------------
                                   Name:  Lauren C. Alter
                                   Title: Associate Director
                                          Legal Affairs
                                          Attorney-In-Fact

                              SBC RESTRUCTURING AND RECOVERY LTD.


                              By:  /s/ Bernd E. Kallmeyer
                                   ----------------------------------
                                   Name:  Bernd E. Kallmeyer
                                   Title: Attorney-In-Fact


                              By:  /s/ Lauren C. Alter
                                   ----------------------------------
                                   Name:  Lauren C. Alter
                                   Title: Associate Director
                                          Legal Affairs
                                          Attorney-In-Fact


Dated: March 20, 1998

                                                               Page 6 of 6 Pages


                            EXHIBIT A TO SCHEDULE 13G


                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)

     The undersigned hereby agree, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, that the annexed statement on
Schedule 13G and all amendments thereto shall be filed on behalf of each of them.



                              SWISS BANK CORPORATION


                              By:  /s/ Bernd E. Kallmeyer
                                   ----------------------------------
                                   Name:  Bernd E. Kallmeyer
                                   Title: Attorney-In-Fact


                              By:  /s/ Lauren C. Alter
                                   ----------------------------------
                                   Name:  Lauren C. Alter
                                   Title: Associate Director
                                          Legal Affairs
                                          Attorney-In-Fact

                              SBC RESTRUCTURING AND RECOVERY LTD.


                              By:  /s/ Bernd E. Kallmeyer
                                   ----------------------------------
                                   Name:  Bernd E. Kallmeyer
                                   Title: Attorney-In-Fact


                              By:  /s/ Lauren C. Alter
                                   ----------------------------------
                                   Name:  Lauren C. Alter
                                   Title: Associate Director
                                          Legal Affairs
                                          Attorney-In-Fact

Dated: March 20, 1998